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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                Six Months Ended
                                                                    June 30,
 In Millions of Dollars                                        1995           1994
 Fixed Charges:
   Interest on indebtedness                             $        129   $        139
   Interest capitalized                                           10             12
   One-third of rents*                                            46             51

   Total Fixed Charges                                  $        185   $        202

 Earnings:
   Income before income taxes and minority interests    $        634   $        444

   Fixed charges per above                                       185            202
   Less: interest capitalized                                   (10)           (12)
                                                                 175            190

   Amortization of interest capitalized                           19             22

   Total Earnings                                       $        828   $        656

 Ratio of Earnings to Fixed Charges                             4.48           3.25



* Reasonable approximation of the interest factor.
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